EXHIBIT 1


                        APOLLO REAL ESTATE ADVISORS, L.P.
                                    38TH FLOOR
                           1301 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK  10019



                                            January 28, 1997


         Mr. William A. Ackman
         Gotham Partners, L.P.
         110 East 42nd Street, 18th Floor
         New York, New York  10017

         Dear Bill:

                   The attached outlines our understanding of the terms of Gotham's participation in a transaction involving Santa
         Anita Operating Company and Santa Anita Realty Enterprises, Inc. If the attached is accurate and acceptable to you, please indi-cate by signing below and returning a copy to us, whereupon we will have, subject to the terms and conditions set forth therein, a binding agreement.

                                       Sincerely,

                                       Apollo Real Estate Advisors, L.P.


                                       By:  /s/ William A. Scully
                                            William A. Scully



         Agreed and Accepted

         GOTHAM PARTNERS, L.P.

         By:  SECTION H PARTNERS, L.P.
              its general partner

              By:  KARENINA CORPORATION
                   a general partner of Section H
                   Partners, L.P.


                   By: /s/ William A. Ackman
                        William A. Ackman
                        President


                     Standby Commitment to Purchase Warrants

                                Summary Term Sheet


         Buyer: Gotham Partners, L.P. and/or Gotham Partners II, L.P. or existing or to be formed affiliates controlled by William A. Ackman and David P. Berkowitz ("Buyer").

         Issuer: The Santa Anita Operating Co. and Santa Anita Realty, together Santa Anita Companies, any successor entity or entities ("SAR" or "the
                                   Companies"), upon the consummation of
                                   a recapitalization transaction
                                   relating to SAR which may be proposed
                                   by Koll Arcadia Investors, LLC or any
                                   affiliate ("KAI") to SAR (the "Trans-
                                   action").

         Purpose: KAI and Buyer wish to enter into an agreement whereby Buyer acts as a standby purchaser for the warrants to be issued by SAR as part of the Transaction. In the Transaction, (i) SAR will pay a special cash dividend of $11 per share to all current stockholders, (ii) SAR would commence a self-tender in which current SAR stockholders will have the option (after the payment of the $11 special dividend) to either (x) receive an additional $11 in cash plus one warrant as described below, or (y) receive $16 in cash. For each SAR share with respect to which the $16 cash election is made, Buyer would purchase one warrant.

         Amount:                   Maximum of 5.6 million warrants
                                   (total Warrant issue).

         Purchase Price:           $5.00 per Warrant.  (Maximum of $28
                                   million before payment of fees to
                                   Buyer.)

         Term:                     5 years from closing of Standby
                                   Purchase.

         Additional Equity
         Investment in Certain
         Circumstances:            In the event (x) the total purchase
                                   price of warrants to be acquired by
                                   Buyer less (y) the Standby Fee and
                                   the aggregate Take Up Fee (such
                                   difference, the "Net Equity
                                   Investment") is less than $20
                                   million, then Buyer shall be afforded
                                   the opportunity to co-invest with KAI
                                   and its affiliates in the equity of
                                   SAR and/or the operating partnership/
                                   LLC on the same economic basis as KAI
                                   and its affiliates and for a total
                                   investment by Buyer in such equity of
                                   $20 million less the Net Equity
                                   Investment; provided, however,
                                   that Buyer shall not have the right
                                   to acquire more than 15% of the
                                   equity investment of KAI and its
                                   affiliates and co-investors
                                   (including any pre-existing equity
                                   investment of KAI and such affiliates
                                   and co-investors in SAR securities
                                   that is not converted to cash in the
                                   Transaction).  (It is understood and
                                   agreed that the equity as to which
                                   such percentage is calculated shall
                                   include KAI's and its affiliates'
                                   existing equity investment in SAR,
                                   and any monies paid by KAI or
                                   affiliates in respect of common
                                   stock, preferred stock, partnership
                                   or LLC interests, any similar equity
                                   or equity-linked securities, and any
                                   warrants to purchase any such
                                   securities.)

         Strike Price:             $16.25, subject to adjustment as
                                   described below.

         Take Up Fee:              $.40 per warrant for each warrant
                                   that Buyer purchases as standby
                                   purchaser.

         American/European:        Warrants shall be American style,
                                   exercisable at any time (subject to
                                   mutually agreed structures to
                                   preserve SAR's REIT status) after the
                                   closing of the standby purchase.

         Standby Fee:              Buyer to receive $2,000,000 standby
                                   fee for providing standby commitment
                                   through open tender period, payable
                                   at the termination of the open tender
                                   period.

         Dividend Strike Price
         Adjustment:               In the event that SAR at any time
                                   pays any dividends or any other
                                   distributions (including a special or
                                   liquidating dividend, but excluding
                                   the special cash dividend paid in the
                                   Transaction), the strike price of the
                                   warrants will be adjusted downward
                                   (but not below zero) on the ex-
                                   dividend date by the amount of each
                                   dividend or other distribution;
                                   provided that prior to the record
                                   date for any dividend or distribution
                                   that would not result in a full
                                   adjustment Buyer shall be given at
                                   least 30 days advance notice.

         Maximum Dividend Strike
         Price Adjustment:         In the event effective control of the
                                   Companies is at any time sold to a
                                   "user" (unaffiliated with Apollo or
                                   Koll) in a one-time transaction,
                                   strike price adjustments for
                                   dividends (excluding special or
                                   liquidating dividends) shall
                                   thereafter be limited to a maximum
                                   overall reduction (including any
                                   prior and all future reductions) of
                                   $5.00 per share (or such higher
                                   overall level as may already have
                                   been obtained); provided



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                                   that prior to the record date for any
                                   dividend or distribution that would
                                   not result in a full adjustment Buyer
                                   shall be given at least 30 days
                                   advance notice.

         Anti-dilution:            The warrants will include customary
                                   anti-dilution provisions, including,
                                   but not limited to, stock splits,
                                   stock dividends, and other similar
                                   capitalization transactions.

         Issuance of Additional
         Equity: In the event SAR proposes to issue any new Common Stock (or any securities convertible or ex-changeable into Common Stock or pursuant to which Common Stock may be acquired) ("New Equity"), Buyer shall have the right to purchase a proportion of such New Equity such that Buyer maintains its interest in the Company on a fully diluted basis as determined as of the closing of the Standby Purchase (or at such higher level as might thereafter exist as a result of any re-capitalization or repurchase (but not as a result of any open-market purchases by Buyer)). Buyer will not be required to pay any underwriting discounts, commissions, etc. with re-spect to any such New Equity.

         Rights Offerings:         In the event SAR does a rights
                                   offering, Buyer will receive rights
                                   such that Buyer will have the op-
                                   portunity to maintain its interest in
                                   the Company on a fully diluted basis
                                   as determined as of the closing of
                                   the Standby Purchase (or at such
                                   higher level as might thereafter
                                   exist as a result of any
                                   recapitalization or repurchase (but
                                   not as a result of any open-market
                                   purchases by Buyer)).

         Registration Rights:      SAR will, upon Buyer's request, at
                                   SAR's own expense (for expenses
                                   customarily borne by the issuer), and
                                   subject to customary blackout
                                   periods, cause to become and remain
                                   effective a shelf registration
                                   statement, with respect to the
                                   warrants and common shares issued or
                                   issuable upon exercise of warrants,
                                   and will also, at Buyer's request but
                                   at SAR's expense (for expenses
                                   customarily borne by the issuer),
                                   effect up to 3 demand registrations
                                   with respect to such securities.

         Piggyback Registration:   Buyer and its transferees will in
                                   addition have customary piggyback
                                   registration rights.

         Limitation on Warrant
         Exercise:                 Warrants are immediately exercisable
                                   subject to mutually agreed
                                   restrictions to preserve SAR's REIT





                                   status.  Buyer will receive rights
                                   similar to those provided to Colony
                                   Capital in the Amended and Restated
                                   Formation Agreement of October 24,
                                   1996 to allow Buyer to register and
                                   sell warrants or shares without
                                   violating related party tenant and
                                   other REIT regulations.

         Transferability:          Warrants shall be freely transferable
                                   upon closing of the tender, subject
                                   to restrictions to preserve SAR's
                                   REIT status.

         Exchangeability:          Warrants and/or common stock owned by
                                   Buyer shall be freely (subject to
                                   mutually agreed provisions to
                                   preserve SAR's REIT status) exchange-
                                   able with the UPREIT partnership for
                                   warrants to purchase UPREIT Units
                                   and/or UPREIT Units (and such
                                   warrants and Units shall themselves
                                   be freely exchangeable for warrants
                                   to purchase common stock and/or
                                   common stock); the UPREIT Units shall
                                   also be freely convertible into REIT
                                   shares; all subject to mutually
                                   agreed restrictions to preserve SAR's
                                   REIT status.

         Other Protections:        Buyer shall receive other customary
                                   protections against modifications of
                                   Warrants which would adversely affect
                                   Buyer's economic and other rights,
                                   e.g., protections in the event of
                                   certain "merge out" transactions,
                                   etc.

         Corporate Governance,
         Etc.: Buyer will receive board repre-sentation on SAR board and operating partnership/LLC board, rights with respect to specified affiliate transactions, and customary tag-along rights.

         Break Up Fees:            Buyer will receive 15% of any break-
                                   up or similar fees actually received
                                   by KAI or any of its affiliates in
                                   connection with the proposed Transac-
                                   tion or otherwise in connection with
                                   any transaction involving SAR, and
                                   will also be entitled to
                                   reimbursement of its reasonable
                                   expenses in any circumstance in which
                                   the expenses of KAI or any of its
                                   affiliates are reimbursed.

         Other Customary
         Provisions:               The warrants and the agreement by
                                   which Buyer commits to invest will
                                   contain other customary provisions.

         Conditions:               The successful consummation of the
                                   Transaction on the terms previously
                                   disclosed to Buyer and otherwise
                                   reasonably satisfactory to Buyer and
                                   its counsel; other customary
                                   conditions for transactions of this
                                   nature.





         Expenses:                 KAI and Buyer will share all
                                   reasonable expenses incurred by
                                   either in connection with the
                                   proposed Transaction or in any other
                                   transaction in which Buyer
                                   participates as contemplated hereby
                                   in the ratio of 85/15.

         Alternative Transaction:  In the event the proposed Transaction is not effected, but KAI or its
                                   affiliates otherwise participate in
                                   any transaction involving SAR or
                                   receive any cash, securities or other
                                   opportunity in connection with any
                                   such transaction, Buyer will:

                                       (i) have the right to participate
                                       in any equity investment made by
                                       KAI or any of its affiliates or
                                       co-investors at the following
                                       levels (and, with respect to
                                       whatever various classes or types
                                       of equity are acquired by KAI or
                                       any of its affiliates, on a pro
                                       rata basis with the equity
                                       acquired by KAI or any of its
                                       affiliates):

                                          first $25 million -  12%
                                          next $25 million  -  15.5%
                                          amounts in excess
                                            of $50 million  -  19%

                                       and

                                       (ii) be entitled to receive 12%
                                       of any fees or other amounts
                                       payable to or received by KAI or
                                       any affiliates or co-investors
                                       (whether cash, property,
                                       securities or otherwise) in
                                       connection with any such trans-
                                       action, and to participate at the
                                       same 12% level in any transaction
                                       or opportunity not involving the
                                       payment of money or the purchase
                                       of property or securities (any of
                                       which shall be governed by
                                       paragraph (i) above).




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